FINANCIAL PRODUCTS FACT SHEET K1790	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Domestic ETF Basket due November 3, 2025

Fact Sheet to Pricing Supplement K1790 dated October 29, 2021

Summary of Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent	Wells Fargo Securities, LLC
Term	4 years
Market Measure	A basket (the “Basket”) comprised of the following unequally weighted basket components (each, a “Basket Component” and, together, the “Basket Components”), with the return of each Basket Component having the weighting noted parenthetically: the SPDR® Dow Jones Industrial AverageSM ETF Trust (50%); the SPDR® S&P MidCap 400® ETF Trust (30%); and the iShares® Russell 2000 ETF (20%)
Pricing Date	October 29, 2021
Issue Date	November 5, 2021
Original Offering Price	$1,000 per security
Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Stated Maturity	November 3, 2025
Starting Level	The “starting level” is 100.
Ending Level	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the SPDR® Dow Jones Industrial AverageSM ETF Trust; (B) 30% of the component return of the SPDR® S&P MidCap 400® ETF Trust; and (C) 20% of the component return of the iShares® Russell 2000 ETF.
Component Return:

The “component return” of a Basket Component will be equal to:

where,

•

the “initial component price” will be the fund closing price of such Basket Component on the pricing date; and

•

the “final component price” will be the fund closing price of such Basket Component on the calculation day.

The initial component prices of the basket components are as follows: SPDR® Dow Jones Industrial AverageSM ETF Trust ($358.23); SPDR® S&P MidCap 400® ETF Trust ($509.14); iShares® Russell 2000 ETF ($228.05).

Maximum Return	32.50% of the original offering price per security ($325 per security), to be determined on the pricing date
Threshold Level	90, which is equal to 90% of the starting level.
Participation Rate	110%
Calculation Day	October 27, 2025
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of $38.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $22.50 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse will pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP	22552XWJ8

Investment Description

•	Linked to a domestic ETF basket comprised of the SPDR® Dow Jones Industrial AverageSM ETF Trust (50%); the SPDR® S&P MidCap 400® ETF Trust (30%); and the iShares® Russell 2000 ETF (20%) (the “Basket”)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from the starting level to the ending level.

The maturity payment amount will reflect the following terms:

o	If the ending level is greater than the starting level, you will receive the original offering price plus 110% participation in the upside performance of the Basket, subject to a maximum return at stated maturity of 32.50% of the original offering price. As a result of the maximum return, the maximum maturity payment amount is $1,325

o	If the ending level is equal to or less than the starting level but equal to or greater than the threshold level, you will be repaid the original offering price

o	If the ending level is less than the threshold level, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Basket beyond the threshold level

•	The threshold level is equal to 90% of the starting level

•	You may lose up to 90% of the original offering price

•	All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; you should be willing and able to hold your securities to stated maturity

Credit Suisse currently estimates the value of each $1,000 original offering price of the securities on the pricing date is $965.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). See “Investment Description” and “Selected Risk Considerations” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying pricing supplement.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Supplemental terms of the securities

For purposes of the securities offered by the accompanying pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Closing level	Fund closing price
Initial level	Starting level
Final level	Ending level
Knock-in level	Threshold level

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the ending level is greater than the starting level, the maturity payment amount will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the maturity payment amount will be equal to $1,000; or

•	If the ending level is less than the threshold level, the maturity payment amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less than the original offering price of your securities at stated maturity, and you may lose 90% of your investment.

Hypothetical Payout Profile

The following profile is based on a maximum return of 32.50% or $325 per security, a participation rate of 110% and a threshold level equal to 90% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical maturity payment amount per security	Hypothetical total rate of return
100.00%	$1,325	32.50%
75.00%	$1,325	32.50%
50.00%	$1,325	32.50%
40.00%	$1,325	32.50%
30.00%	$1,325	32.50%
29.55%	$1,325	32.50%
20.00%	$1,220	22.00%
10.00%	$1,110	11.00%
0.00%	$1,000	0.00%
-5.00%	$1,000	0.00%
-7.50%	$1,000	0.00%
-10.00%	$1,000	0.00%
-11.00%	$990	-1.00%
-20.00%	$900	-10.00%
-30.00%	$800	-20.00%
-40.00%	$700	-30.00%
-50.00%	$600	-40.00%
-75.00%	$350	-65.00%
-100.00%	$100	-90.00%

Each security has an original offering price of $1,000. The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity and the resulting rates of return will depend on the actual ending level.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	The Potential Return On The Securities Is Limited To The Maximum Return.

•	No Periodic Interest Will Be Paid On The Securities.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	The Probability That The Ending Level Will Be Less Than The Threshold Level Will Depend On The Volatility Of The Basket Components.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Basket Components

•	Changes In The Values Of The Basket Components May Offset Each Other.

•	The Basket Components Are Not Equally Weighted.

•	There Are Risks Associated With The Basket Components.

•	The Performance And Market Value Of Each Basket Component, Particularly During Periods Of Market Volatility, May Not Correlate To The Performance Of Its Tracked Index.

•	The Securities Are Linked To The SPDR® S&P MidCap 400® ETF Trust And Are Subject To The Risks Associated With Mid-Capitalization Companies.

•	The Securities Are Linked To The iShares® Russell 2000 ETF And Are Subject To The Risks Associated With Small-Capitalization Companies.

•	Historical Performance Of Any Basket Component Is Not Indicative Of Its Future Performance.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By Any Basket Component.

•	No Ownership Rights Relating To The Basket Components.

•	No Dividend Payments Or Voting Rights.

•	Anti-Dilution Protection Is Limited.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Basket Components And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date Is Less Than The Original Offering Price.

•	On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated October 29, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–C dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable pricing supplement are inconsistent with those described herein, the terms described in the applicable pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable pricing supplement: https://www.sec.gov/Archives/edgar/data/1053092/000095010321017212/dp161182_424b2-k1790.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Not appropriate for all investors

Investment appropriateness must be determined individually for each investor. The securities described herein are not an appropriate investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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